Exhibit 99.5

Certified Services, Inc. and Subsidiaries

Unaudited Pro-forma Statements of Operations

The Unaudited ProForma Combined Statement of Operations of the Registrant for the twelve month period ended December 31, 2003 and the six month period ended June 30, 2004 (the “ProForma Statements of Operations”) and the Unaudited ProForma Combined Balance Sheet of the Company as of June 30, 2004 (the “ProForma Balance Sheet” and together with the ProForma Statement of Operations, the “ProForma Combined Financial Statements”) have been prepared to illustrate the effect of the acquisition of Kenneth I. Tobey, Inc. (“KIT”). The ProForma Combined Financial Statements combine the audited statement of operations for KIT for the last fiscal year with that of the Registrant’s for 2003 and their unaudited results for the interim period between their respective audit dates and June 30, 2004, with that of the Registrant’s for its six months ended June 30, 2004.

The ProForma Combined Financial Statements do not purport to be indicative of the results of operations or financial position of the Company that would have actually been obtained had such transactions been completed as of the assumed dates and for the periods presented, or which may be obtained in the future. The ProForma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that the Company believes are reasonable. The ProForma Combined Financial Statements should be read in conjunction with the historical financial statements of KIT.

Certified Services, Inc. and Subsidiaries

Unaudited Pro-forma Condensed Consolidated Balance Sheets

June 30, 2004

	CSRV	KIT	ProForma Adjustments	ProForma Adjustments	Combined ProForma Company
Assets
Current Assets
Cash	$333,976	$1,460,534	$—	300,000 B	$1,424,657
				69,853 C
Cash, restricted	10,045,405	—	—	—	10,045,405
Accounts receivable	25,649,042	3,357,173	—	—	29,006,215
Insurance deposits	13,157,754	—	—	—	13,157,754
Related party receivables	—	1,005,858	—	549,231 B	456,627
Other current assets	2,320,086	253,766	—	—	2,573,852

Total Current Assets	51,506,263	6,077,331		919,084	56,664,510
Property and equipment	1,469,998	442,127	—	30,764 B	1,881,361
Goodwill	28,471,981	—	1,036,640	2,587,849 A	29,130,772
			2,210,000 B
Other assets	2,377,931	1,353,039	—	456,645 B	3,274,325

Total Assets	$83,826,173	$7,872,497	$3,246,640	$3,994,342	$90,950,968

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of notes payable	$5,483,703	$5,568	$—	$785,694 B	$6,274,965
Accounts payable	6,492,701	4,896,728	—	—	11,389,429
Accrued expenses	38,414,040	271,327	—	—	38,685,367
Related party payables	7,382	—	—	—	7,385
Current portion of capital lease obligations	41,706	—	—	—	41,703

Total Current Liabilities	50,439,532	5,173,623	—	785,694	56,398,849
Long term notes payable	15,393,655	23,428		914,306 B	16,331,389
Long term portion of capital lease obligations	83,703	—	—	—	83,703
Long term portion of workers’ compensation claims	671,334	—	—	—	671,334
Other liabilities	—	87,597	—	—	87,597

Total Liabilities	66,588,224	5,284,648		1,700,000	73,572,892

Shareholders’ Equity
Preferred shares	5	—	—	—	5
Common shares	14,548	27,000	27,000 A	200 B	14,748
Treasury shares	—	(30,000)	—	30,000 A	—
Additional paid in capital	13,027,297	150,597	150,597 A	209,800 B	13,237,097
Accumulated earnings	4,196,099	2,440,252	2,440,252 A	—	4,126,246
			69,853 C

Total Shareholders’ Equity	17,237,949	2,587,849	2,687,702	240,000	17,378,096

Total Liabilities and Shareholders’ Equity	$83,826,173	$7,872,497	$2,687,702	$1,940,000	$90,950,968

CERTIFIED SERVICES, INC. AND SUBSIDIARIES

NOTES TO THE PROFORMA COMBINED FINANCIAL STATEMENTS

Note A.

On August 2, 2004 the Company executed a Stock Purchase Agreement to purchase all of the Kenneth I. Tobey, Inc. issued and outstanding shares. The ProForma Combined Financial Statements reflect the purchase of the Kenneth I. Tobey Shares as if the transaction was consummated in its entirety effective January 1, 2003.

Note B.

The purchase price of the Kenneth I. Tobey Shares is:

1.	Two hundred thousand (200,000) shares of the Company’s common stock, $.001 par value, which, on August 2, 2004 traded at $1.05 per share, resulting in stock consideration of $210,000;

2.	Two promissory notes – A note in the aggregate amount of $700,000 with interest at the rate of four percent (4%) per annum, payable in three (3) equal quarterly principal installments plus applicable interest commencing November 2, 2004 and, a note in the aggregate amount of $1,000,000 with interest at the rate of four percent (4%) payable in one hundred (100) equal monthly installments plus applicable interest commencing September 2, 2004. For purposes of this ProForma Combined Financial Statement, the promissory notes are considered to have been issued January 1, 2003;

3.	Cash of $300,000;

4.	$1,036,640 in excluded Kenneth I. Tobey, Inc. assets.

Note C.

The Proforma Financial Statements have been adjusted to reflect interest expense attributable to the promissory notes described above.